Exhibit 10.47

Schedule of Base Salaries and 2005 for

Certain Executive Officers

Name and Position	Annual Base Salary
S.P. Johnson IV President and Chief Executive Officer	$283,500
Paul F. Boling Chief Financial Officer, Vice President, Secretary and Treasurer	$173,250
Gregory E. Evans Vice President, Exploration	$175,000
J. Bradley Fisher Vice President and Chief Operating Officer	$226,800
Jack Bayless Vice President of Land	$175,000